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On June 25, 2015, ITT Educational Services, Inc. posted the following letter on its website (www.ittesi.com) and commenced mailing it to certain shareholders:

June 25, 2015

Dear Fellow Shareholders,

ITT Educational Services, Inc. writes to you in response to the reckless accusations made by Rohit Chopra against ITT and its management in his June 24 letter to investors that was delivered to select media outlets for publication.  Mr. Chopra’s letter should be seen for what it is—a misleading attack against the for-profit education sector by a former Washington regulator seeking to trade on and profit from his government experience.

Mr. Chopra apparently is misusing his former positions as student loan ombudsman and an assistant director of the Consumer Financial Protection Bureau (CFPB) in an attempt to influence the corporate affairs of a taxpaying company over which he purported to exercise regulatory authority in his official capacity at the CFPB.  His letter is as remarkable for its disregard for ethics and professionalism as for its myopic and misguided views.

Mr. Chopra’s letter represents the worst aspects of Washington’s revolving-door culture.  After four years in a position of leadership at the CFPB, Mr. Chopra is now exploiting his former government position to express biased and discredited views about the very sector that he was previously responsible for regulating.  Although the rules governing Mr. Chopra in his former office expressly prohibited him from commenting on pending litigation, Mr. Chopra did exactly that, just three business days after resigning from that office.  The timing and tenor of Mr. Chopra’s attack raise troubling questions about his compliance with basic standards of ethics.

His letter leaves no doubt that he has a political axe to grind.  His deep-seated bias is not just against ITT, but against the for-profit business model itself.  A select group of people in Washington have led a political witch-hunt against our nation’s for-profit institutions of higher learning, leveling unsubstantiated charges under vague and subjective statutes in an effort to extort headline-grabbing settlements.  Even the mere threat by the government to launch expensive investigations or litigation carrying coercive penalties forces many companies to surrender their due process rights and settle on the government’s terms.  Mr. Chopra’s letter demonstrates exactly that politicized and agenda-driven mindset.

ITT is, of course, highly regulated at both the state and federal level, and has not been found by any court to violate any law, state or federal.  Yet in his effort to influence investors, Mr. Chopra’s letter makes a series of outlandish claims about supposed “legal infractions” by ITT and its longstanding management.  All of these assertions, however, are based on nothing more than unproven allegations.  It is quite easy to make loose allegations from the comfort of a government office in Washington, or from Mr. Chopra’s current position at a Washington lobby shop, but it is quite another matter to prove them in a court of law.  ITT is vigorously defending those unfounded allegations and is anxious to present its case in a court of law.

Indeed, in one case cited by Mr. Chopra—Consumer Financial Protection Bureau v. ITT Educational Services, Inc.—the judge dismissed a large part of the CFPB’s case at the first stage of the litigation.  But Mr. Chopra does not disclose actual facts to the investors or media.  Nor does he tell his readers that the private loans at issue in the case were never offered by ITT, and have not been offered at all for almost half a decade.

Similarly, he recounts that New York and California “took action sought to limit ITT’s access to GI Bill benefits for veterans.”  Convenient to the real purpose behind his letter to malign a taxpaying company and an entire educational sector, he fails to mention that the New York suspension issued on May 18, 2015 was promptly withdrawn on May 29, 2015, and that ITT’s request to the California Superior Court for a stay against the suspension was granted and publicized on June 23, 2015, the very day before Mr. Chopra’s letter was sent.

In a larger sense, Mr. Chopra’s letter published under the banner of the Center for American Progress does a disservice to the agency he formerly represented.  It is vital to the credibility of all administrative agencies to avoid the impression that their actions are driven more by passion than by evidence, and to avoid the impression that they are directed by ideologues who reject any meaningful dialog with the regulated public.  Mr. Chopra’s zealous letter, in the immediate aftermath of his role as a regulator, only serves to reinforce those impressions.

In fact, an objective view of the evidence shows that our nation’s for-profit institutions of higher education achieve better student outcomes, at lower cost to taxpayers, than community colleges and many traditional colleges and universities.  ITT has been a leader in achieving those outcomes, awarding students more than $260 million in scholarships in 2014.  As a result of these extraordinary commitments, virtually no ITT students have needed to take out private educational loans in the past four years.  Mr. Chopra’s letter ignores these facts.

If Mr. Chopra and others in Washington have their way in eliminating the for-profit higher education model, the immediate victims will be the millions of non-traditional students who are left without meaningful educational options.  ITT and its management are determined to prevent that future.  Operating since 1969, ITT is proud of its 46-year record of success in educating hundreds of thousands of students and providing the tools that students can use to help better their lives.

It is unfortunate that our investors have been targeted by someone representing the kind of ideological zealots that ITT is forced to contend with each day.  We are hopeful, however, that seen through the lens described above, you will afford Mr. Chopra’s letter the consideration it deserves.

I look forward to discussing any questions or concerns you may have about this matter as important investors.

Regards,

/s/ Kevin Modany

Kevin Modany
Chief Executive Officer

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